UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Entravision Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to the Proxy Statement for the 2021 Annual Meeting of Stockholders

of Entravision Communications Corporation

May 10, 2021

The following information supplements and amends the Definitive Proxy Statement on Schedule 14A filed by Entravision Communications Corporation (the “Company”) with the U.S. Securities and Exchange Commission on April 30, 2021 (the “Original Filing”) in connection with the Company’s 2021 Annual Meeting of Stockholders to be held on May 27, 2021 (the “2021 Annual Meeting”), and should be read together with the Original Filing. Other than as set forth below, no changes have been made to the Original Filing.

The sole purpose of this filing is to clarify the vote required for Proposal No. 2, Amendment of the 2004 Equity Incentive Plan (the “Proposal”) as described beginning on page 11 of the Original Filing under the heading “Proposal 2, Amendment to the 2004 Equity Incentive Plan”. The affirmative vote of the holders of a majority in voting interest of our Class A common stock and Class B common stock, voting together as a single class, that are present in person or represented by proxy at the 2021 Annual Meeting and entitled to vote on Proposal 2 is required to approve Proposal 2. Therefore, abstentions with respect to the approval of Proposal 2 will have the same effect of a vote “AGAINST” the Proposal. Broker non-votes will have no effect on Proposal 2.

Pages 2 and 20 of the Original Filing stated that the vote required for Proposal 2 was the affirmative vote of a majority of the votes cast upon the proposal at the 2021 Annual Meeting and, accordingly, may have created uncertainty regarding the treatment of abstentions (which will be considered as present or represented by proxy at the 2021 Annual Meeting). In addition, the fifth paragraph under the heading “Voting Rights and Solicitation”, on page 2 of the Original Filing, inadvertently stated abstentions will have no effect on the outcome of the vote on Proposal 2.  As described in the prior paragraph, under the Company’s Fifth Amended and Restated Bylaws and Delaware law, abstentions will have the same effect as a vote “AGAINST” Proposal 2. This voting standard is consistent with the rules of the New York Stock Exchange with respect to the minimum vote required for Proposal 2 (i.e., there must be more votes cast in favor than the aggregate of votes against and abstentions).